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                                                         Exhibit 10(ii)(A)(xii)

                  PERFORMANCE BASED COMPENSATION ARRANGEMENTS
                   FOR THE CHIEF EXECUTIVE OFFICER AND OTHER
                            NAMED EXECUTIVE OFFICERS


GENERAL

     In 1994 the shareholders approved a plan to reward the Company's Chairman and Chief Executive Officer ("CEO") on the basis of the Company's performance. In order for the Company to be able to deduct for tax purposes performance-based compensation in excess of $1,000,000 total compensation (the "Compensation Cap") payable to the CEO and the other Named Executive Officers, the Company's shareholders are required to reapprove the terms of these arrangements every fifth year, which they did last year. Shareholders approval is being sought again this year because changes have been made to these arrangements that require such re-approval. These arrangements are discussed above in the Report of the Compensation Committee of the Board of Directors on Executive Compensation under the caption "Annual Incentive Plan". The Annual Incentive Plan is applicable to the CEO and each other Named Executive Officer.

     If these arrangements are not approved this year by the shareholders, the Company will lose the tax deduction on any amount of performance-based compensation in excess of the Compensation Cap that the Company expects to pay the CEO and any Named Executive Officer.

     PERFORMANCE CRITERIA AND MAXIMUM COMPENSATION PAYABLE. The FY 2002 performance criterion that the Compensation Committee of the Board of Directors has established focuses on earnings. However, the Compensation Committee may add to or alter the performance objectives to include additional criteria from among the following: cash flow, revenue, pre-tax or after-tax profits, return on capital, return on equity, gross margin, operating or other expenses, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net income, earnings per share, stock price appreciation, total shareholder return (share appreciation plus reinvested dividends), sales growth, productivity improvement, return on assets and operating earnings. In no event shall the compensation payable to the CEO or any other Named Executive Officer in accordance with the foregoing performance criteria exceed $3,000,000 during any one fiscal year.

     While the Compensation Committee has the authority to change the terms of performance-based compensation without seeking shareholder approval, under current law, in order to deduct any amounts in excess of the Contribution Cap that are attributable to performance-based compensation, the Company must obtain shareholder approval if any material terms are changed.